Exhibit 10.15

Land Use Right and Housing Ownership Transfer Agreement

Transferor: Shaanxi Aoda Property Co., Ltd. (hereinafter referred to as Party A)
Transferee: Xi’an Kingtone Information Technology Co., Ltd. (hereinafter referred to as Party B)

WHEREAS, Party A, Shaanxi Aoda Property Co., Ltd. possesses the land use right of Building No. 17, including the building itself and its annex, located at Beilin Industrial Park, Huoju Road, Gaoxin District, Xi’an, which are free of any mortgage, pledge, and disputes, and can be freely transferred; Party A is willing to transfer. Party B, Xi’an Kingtone Information Technology Co., Ltd, a Hi-Tech stock company mainly engaged in the research and development of wireless video software and hardware, is willing to purchase the land-use rights of the building, the building itself and its annex in accordance with Party B’s development.

Upon the mutual and equal negotiation by both parties, and in accordance with Contract Law of People’s Republic of China, and regulations, it is hereby agreed between Party A and Party B hereto as follows:

1.
Party A is willing to transfer the land use right of building No. 17, the building itself and its annex located in Beilin Industrial Park, Huoju Road, Gaoxin District to Party B. Party B consents to pay the amount stipulated in the Agreement through the transfer of the land use right of the building, the building itself and its annex.

2.	Transfer condition
a.	The transferred Property Ownership Certificate: No.1175106016-10-1-2. The building is located at No. 17 Huoju Road, Beilin District, Xi’an.
Type of the building: Industrial;
Structure:  Frame;
Building area: 19,490.14 M2;
Land use right Area: 6,654.46 M2; (See Annex 1 for the Property Ownership Certificate)
b.	Certificate No. for the land use right: No. 37799 (2001) Gaoxi District, Xi’an;
The land is located at Huoju Road, Xi’an with land No. XCII-(13)-9. The use right of the land is the stated-owned and the land is acquired through land selling. The term for the use right of the stated-owned land shall be ended on May 1, 2045. The land is served for industrial purpose with 6,654.46 M2  (approximately 9.989mu). Xi’an Jiaoda Kaiyuan Science and Technology Co., Ltd. currently possesses the land use right. Party A has acquired the land use right in accordance with the relevant stipulations and is going through the transfer procedures. (Refer to the Annex 2 for the land use right)
c.	The complete facilities of Building No. 17 are included but not limited to plumbing and electricity devices. (Refer to Annex 3 for the List of Drawings)
d.	Facility conditions (beyond the annex facility of the building). (Refer to Annex 4 for list of facility)

3.	Purchase Price
The purchase price of land use right of the building, the building itself and its annex is 83,417,200RMB, which is calculated by the unit price of 4,280 RMB and the total area of 19,490 M2. In terms of other relevant project in construction and reforming projects, a written agreement will be signed by and between the Parties thereof.

4.	Payment and Documentation Delivery
(1)	Party B shall prepay 4,200,000 RMB within 30 business days upon the effect of the Agreement hereof.
(2)	Party B shall pay 75% of the total amount that is 62,562,900 RMB, within 90 days after Party A receives the land use right certificate.
(3)
Both Parties shall apply for the land and building transfer procedures through Xi’an Real Estate Management Bureau and Xi’an Land Management Bureau within 3 business days after receiving the above-mentioned amount by Party A. After Party A and Party B pay the taxes individually, Party B shall pay 15% of the total sales amount that is 12,512,580RMB within 10 business days upon receiving the Property Ownership Certificate. Meanwhile, Party A shall transfer the original blueprints of the building, plumbing distribution drawings, electricity distribution drawings and others related to the building to Party B.

(4)
Party B shall pay 4,141,720 RMB to Party A within 3 business days after receiving the Land Use Certificate. Party A hereof shall transfer the subject matter to Party B within 3 business days after receiving this amount by Party A.

(5)	Party A shall notify Party B in writing regarding the bank account of Party A or bank account of the third party.

5.	Inspection and Transfer of possession
Both parties agree that Party A shall notify Party B to inspect the building according to the rental list and the vacated list within 3 business days after Party B receives the Property Ownership Certificate and Land Use Right Certificate. Party B shall inspect the building and facilities within 3 business days upon receiving the notification from Part A. (Refer to Annex 5 for the inspection and acceptance requirement)
The letter of building transfer will be signed after the inspection and Party A shall give all keys of the building to Party B, which is evidence of transfer and possession of building.

6.	Taxes
In the course of transfer for the land use right, the building, and its annex, all taxes stipulated by government administrative departments and government-authorized agencies shall be responsible by the two Parties individually hereof. In case of no relevant regulations, the tax shall be assumed by Party A.

In addition to the tax, both Parties hereof shall check the expense of water and electricity prior to the building transfer. In terms of all outstanding balance (including but not limited to property maintenance fee and charges of water, electricity, gas, telecommunications and etc.) shall be borne by Party A. After the building transfer, all expenses related to using the building and land shall be borne by Party B.

7.	Warranties of Part A
a.	Party A shall ensure the transferred building (No 1175106016-10-1) with no lien, no pledge, no disputes, and other potential matters that could cause disputes or any recourse right by the third party.
b.	Party A shall ensure the land use right (No 37799) with no lien, no pledge, no disputes, other potential matters that could cause disputes or any recourse right by the third party.
c.	Party A shall ensure the transferred building is beyond the government relocation area during the signing of the Agreement hereof.
d.
Party A shall guarantee there is no default on the construction fee, no cases involving the selling and leasing of the building, and no recourse right by the third party during the delivery of the building.

e.
Party A shall ensure the documentation submitted to the Real Estate Management Bureau and Land Management Bureau for transfer application are truthful, legal, effective and accurate, and shall timely conduct the transfer procedures.

f.	Party A shall ensure all fees and taxes concerning with this land have been paid.

8.	Legal Conditions for the Transfer
a.	The rights and obligations stated in the Land Use Right Transfer Agreement and registered files shall be shifted to Party B as soon as the land use right hereof has been transferred by Party A.
b.
Party A shall assume all risks and responsibilities caused by the ownership problems of the land and building prior to transferring the land use right, building, and its annex. In the even of assuming the relevant responsibility on behalf of Party A, Party B has the recourse right.

9.
Upon the signing of the Agreement, Party A shall move out of the mentioned buildingwithin 10 business days upon receipt of Property Ownership Certificate and Land Use Right Certificate by Party B, and Party A shall cooperate with Party B to change the name of Landlord on all outstanding rental agreements to Party B. The rental income should belong to Party B after change of the rental Agreement, and the rental income should belong to Party A prior to change of rental Agreement. (Refer to Annex 6  for a detailed list of tenants of Building No. 17).

10.	Confidential Clause
a.	Any party cannot disclose the contents of the Agreement hereof and secrets obtained by the Agreement to the third party without the permission of the other party.
b.	Without the written permission of the other party, the information provided by the other party, including but not limited to the annex of the Agreement, shall not serve other purposes.

11.	Notice
a.	All notices issued to the other party, all correspondence between the two parties hereof, notices and requirements concerning with the Agreement hereof, if applicable, must be in writing.
b.	The address for the two parties hereof is as follows:
Shaanxi Aoda Real Estate Co., Ltd. Address: Room 013, 5F, Building 2, Jiaoda Kaiyuan Incubator South section Jingqi Road, Xi’an
Xi’an Kingtone Information Co., Ltd.  Address: 3F, Borough A, Block A, No.181 South Taibai Road, Xi’an
c.
In the event of change of address and any changes in the above companies by a party, a written notice shall be sent to the other party within ten days since the change. Otherwise, the other party will send the notice to the above-mentioned address and the notice can be considered as having been delivered. The party failing to send the notice shall assume the relevant responsibilities.

12.	Alteration and cancellation of the Agreement
a.	The Agreement can be altered, amended or adjusted upon consents reached through negotiation by both parties.
b.
In the execution of the Agreement, any party, who intends to terminate the agreement in advance due to its personal matter, shall submit a written notice to the other party. The Agreement can be automatically terminated in the event of no disputes raised by the other party 30 days after the notice.

c.	The clause for disputes settlement of the Agreement hereof remains effective after the termination of the Agreement.
d.
Other matters not mentioned in the Agreement shall be separately stipulated in spirit of mutual benefits and friendly negotiation and stated in the form of annex or supplementary agreement. Any party shall not alter the agreement without the permission of the other party. Or else the Party who alters the agreement shall assume the results and responsibilities caused hereof. The Annex hereof is an integral part of the Agreement and shall bear the company seal or contract seal of the two parties.

e.
In the event of failure to conduct the transfer procedures for the land use right and the building ownership right caused by the governmental policy or other factors, Party A shall fully refund Party B the amount received and interest at the same period. In terms of the cancellation of the Agreement, the two parties shall stipulate and determinate otherwise.

13.	Breach responsibility
a.
Party A shall be constituted as violating the Agreement in the event of unilaterally canceling the agreement or failing to deliver the subject matter as per the agreement by Party A and must refund the payment to Party B and pay 5% of liquidated damages per day.

b.
Party A shall be constituted as violating the agreement and assume the responsibility as stipulated in Article 1 hereof in the event of concealing the truth by Party A, third party arising or relating to this Agreement (including but not limited to preferred purchasing rights or lien) or other factors cause failing to execute the agreement by Party A.

c.
Party B shall pay 5% of liquidated damages per day in case of failure to pay the fee stipulated in the Agreement hereof upon the validation. In case of the fee overdue one month, the agreement shall be automatically terminated. Party A shall refund the balance to Party B after deducting the liquidated damages.

d.
In the event of violating the Agreement by any party, the other party has the right to notify the termination of the Agreement in writing and/or require the defaulting party continue to execute the Agreement. The defaulting party, beyond assuming the liquidated damages, shall take all direct or indirect damages caused herein to the other party.

e.
Provided that Party A transfers the land use right or building ownership to the third party herein upon signing the Agreement hereof and conducts the transfer procedures, which causes Party B’s failure in acquiring the land use right or building ownership, Party A must pay double the paid contractor price to Party B in the Agreement.

14.	Force Majeure
a.
In the event of force majeure (including but not limited to earthquake, typhoon, fire, flood, war, strikes, riots, government act, or any other natural or man-made disasters) happened during the execution of the Agreement, any party shall notify the other party in writing within 15 days since the occurrence. Otherwise, any party will be taken the responsibility caused by the force majeure. The Agreement cannot be fully or partially executed due to the force majeure, the Agreement will be fully or partially terminated.

15.	Risk Transfer
The risk for the above-mentioned building and land will be transfer to Party B since the date of transfer herein.

16.	Compliance with Applicable Laws and Disputes Settlement
a.	People’s Republic of China Laws is applicable to the signing, enforcement, interpretation, execution and any disputes arisen hereby.
b.
Any disputes arisen during the execution of the Agreement herein shall be settled through friendly negotiation. Otherwise, a lawsuit will be filed to the People’s District Court where the land is located.

17.	The Agreement shall be entered into four copies, two copies each kept by Party A and Part B.

The Agreement shall be effect upon signature or seal by two parties.

Transferor (Party A): Shaanxi Aoda Property Co., Ltd.
Legal Rep: seal affixed

Transferee (Party B): Xi’an Kingtone Information Technology Co., Ltd.
Legal Rep: seal affixed

April 22, 2008